CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Schedule TO of our report dated September 15, 2005, relating to the financial statements of Hyperion Brookfield Collateralized Securities Fund, Inc. (formerly Hyperion Collateralized Securities Fund, Inc.), which is incorporated by reference into such Schedule TO.


/s/ Holtz Rubenstein Reminick LLP

New York, New York
July 27, 2007